Delisting Determination, The Nasdaq Stock Market, LLC, November 20, 2023, Genesis Growth Tech Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Genesis Growth Tech Acquisition Corp., effective at the opening of the trading session on November 30, 2023. Based on review of information provided by the Company, Nasdaq
Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5452(a)(1) and 5452(a)(2)(C). The Company was notified of the Staff determination on July 14, 2023.
On July 21, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on September 14, 2023. On October 2, 2023, upon review of the information provided by the Company, the Panel issued a decision denying the Company continued listing and notified the Company that trading in the Company securities would be suspended on July 25, 2023. The Company did not appeal the Panel decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on November 16, 2023.